Exhibit 8.1

July 18, 2023

Ellington Financial Inc.

53 Forest Avenue

Old Greenwich, Connecticut 06870

Re:	Ellington Financial Inc. Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Ellington Financial Inc., a Delaware corporation (the “Company”), in connection with the Merger and other transactions contemplated by the Agreement and Plan of Merger, dated as of May 29, 2023 (the “Merger Agreement”), by and among the Company, EF Merger Sub Inc., a Virginia corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Arlington Asset Investment Corp., a Virginia corporation (“Arlington”), and solely for the limited purposes set forth therein, Ellington Financial Management LLC, a Delaware limited liability company, to be filed as an exhibit to the registration statement on Form S-4 filed on the date hereof with the Securities and Exchange Commission and containing the proxy statement/prospectus of the Company (as amended through the date hereof, the “Registration Statement”). As contemplated in the Merger Agreement, Arlington will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct wholly-owned subsidiary of the Company (the “Merger”). Immediately following the Merger, Merger Sub will be contributed to Ellington Financial Operating Partnership LLC, a Delaware limited liability company (the “Operating Partnership”) in exchange for limited liability company interests in the Operating Partnership. This opinion is being delivered to be filed as an exhibit to the Registration Statement. Capitalized terms not otherwise defined therein shall have the meaning given to them in the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.	the Certificate of Incorporation of the Company filed with the Division of Corporations of the State of Delaware on July 9, as amended and supplemented;

2.	the Operating Agreement of the Operating Partnership, dated as of January 1, 2013, as amended;

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3.	the Articles of Amendment and Restatement of the Declaration of Trust of the Ellington Financial REIT (“EF REIT”), filed on November 2, 2015, with the Department of Assessments and Taxation of the State of Maryland;

4.	the Registration Statement;

5.	the Merger Agreement; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during their taxable year ending December 31, 2023, and future taxable years, the Company and EF REIT have operated in a manner that makes the representations contained in the certificates, each dated the date hereof and executed by a duly appointed officer of the Company or EF REIT, as applicable (the “Officer’s Certificates”), true for such year, without regard to any qualifications as to knowledge or belief;

3.	neither the Company nor EF REIT will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (“REIT”) for any taxable year;

4.	the Merger and the transactions contemplated in the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (including the satisfaction of all pre-closing covenants) and the Merger Agreement and the Registration Statement accurately reflect the material facts of such transactions; and

5.	no action will be taken by the Company or EF REIT after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

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In connection with the opinion rendered below, we have also relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officer’s Certificate and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Service, or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Internal Revenue Service (the “Service”), and other relevant authority.

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificates, and the factual matters discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)	commencing with the Company’s taxable year ended December 31, 2019, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code for its taxable years ending December 31, 2023 and thereafter;

(b)	the descriptions of law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s or EF REIT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s or EF REIT’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificates. In particular, we note that the Company and EF REIT have engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

The foregoing opinion is based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company or EF REIT from qualifying as a REIT.

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The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Vinson & Elkins L.L.P. under the captions “The Merger Agreement—Conditions to Complete the Merger,” “Material U.S. Federal Income Tax Considerations,” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.